Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 7, 2011, with respect to the consolidated financial statements of IZI Holdings, LLC as of December 31, 2010 and 2009 and for the year ended December 31, 2010 and the period March 26, 2009 to December 31, 2009 included in this Current Report of Landauer, Inc. on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Landauer, Inc. on Forms S-8 (File No. 333-126326, File No. 333-122509, File No. 333-103046, and File No. 333-72479).

/s/ Grant Thornton LLP

Successor to the practice of CCR LLP

Westborough, Massachusetts

January 30, 2012